Exhibit (p)(7)

EATON VANCE CORP.

And SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

For Directors, Officers and Employees

Adopted by the Board of Directors and effective on

October 31, 2004 (as revised June 1, 2012)1

Eaton Vance Corp. (“Corporation”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of the Corporation’s good health, namely its shareholders, employees, customers and suppliers. It is the policy of the Corporation to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards. The Corporation’s policies apply equally to employees at all levels, and this Code of Business Conduct and Ethics (“Code”) applies to all Subsidiaries of the Corporation (“Subsidiary” is a company of which the Corporation holds, directly or indirectly, all of the ownership interests) and their officers, directors, managers and employees to the same extent as those of the Corporation. Accordingly, the term “Corporation” in this Code includes each Subsidiary, unless otherwise indicated.

The Corporation welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted. To facilitate its compliance efforts, the Corporation has established a Business Conduct and Ethics Committee (“Ethics Committee”) consisting of the following officers of the Corporation: Executive Vice President; Chief Legal Officer; Chief Financial Officer; and Chief Administrative Officer.

All officers and managers of the Corporation are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and the Corporation relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation. Nevertheless, we believe that this Code can help focus the Corporation’s Board of Directors (“Board”) and the Corporation’s management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability. We encourage each member of the Board (“Director”) and management and each other employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

[1]	This Code of Business Conduct and Ethics was originally as part of the Code of Ethics. As of June 1, 2012, it is a stand alone procedure.

Without limiting the generality of the above, the following presents the Corporation’s policy on specific topics concerning business ethics and legal compliance.

Conflicts of Interest

General. The Corporation’s officers, Directors and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Corporation. Consequently, as a general matter, our Directors, officers and employees are not permitted to maintain any conflict of interest with the Corporation, and should make every effort to avoid even the appearance of any such conflict. A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the Corporation’s interests as a whole. A conflict of interest can arise when a Director, officer or employee takes action(s) or has interests that may make it difficult to perform his or her company work objectively and effectively or when a Director, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Corporation. Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to a member of the Corporation’s Chief Legal Officer immediately. Any individual Director who believes that he or she has a potential conflict of interest must immediately report his or her concerns to the Chairman of the Board, who shall consult with the Chief Legal Officer on such matters.2

Without limiting the generality of this Code’s prohibition on conflicts of interest involving the Corporation’s officers, Directors and employees:

•

The Corporation’s dealings with suppliers, customers, contractors and others should be based solely on what is in the Corporation’s best interest, without favor or preference to any third party, including close relatives.

•

Employees who deal with or influence decisions of individuals or organizations seeking to do business with the Corporation shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the chief executive officer of the Corporation after the interest or personal stake has been disclosed.

•

Employees shall not do business on behalf of the Corporation with close relatives, unless expressly authorized in writing by the chief executive officer of the Corporation after the relationship has been disclosed.

[2]

Conflicts of interest involving, or situations that may give the appearance of a conflict of interest involving, a trader (or a person who has the ability to choose the broker that will execute any particular transaction) should be reported to the relevant investment department head and the Chief Legal Officer.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the investment companies sponsored or advised by the Corporation (the “EV Funds”), the officers of which may also be officers of the Corporation. As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity. The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”), such activities will be deemed to have been handled ethically. In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

Gifts, Preferential Treatment or Special Arrangements. Directors, officers and employees, while representing the Corporation, shall not seek or accept from any prospective or current provider of goods or services to the Corporation (“Service Provider”) or provide to any prospective or current investment management client of the Corporation (“Client”) any gift, favor, preferential treatment, or special arrangement of “Material Value.” “Material Value” includes such items as material goods with a value over $100; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. “Material Value” does not include occasional small gifts or mementos with a value of under $100.

If you are an employee that is a registered representative or hold a Financial Industry Regulatory Authority (“FINRA”) license (a “Licensed employee”), you are also subject to Eaton Vance Distributors, Inc.’s (“EVD”) Noncash Compensation Policy and Procedures (the “FINRA Policy”). To the extent that any provision of the FINRA Policy is more restrictive than the policy stated herein and you are a Licensed employee, the FINRA Policy governs. Please check with the Chief Compliance Officer of EVD if you have any questions about the FINRA Policy.

Entertainment. Directors, officers and employees, while representing the Corporation, shall not participate in any form of “Entertainment” provided by any Service Provider to the Corporation unless an employee of the Service Provider providing the Entertainment is present at the event. “Entertainment” includes such items as tickets for theater, musical, sporting, charitable, cultural or other entertainment events; meals or social gatherings; or transportation and/or lodging outside of the Service Provider’s headquarter city. This restriction shall not apply to occasional tickets, meals or social gatherings with a value of under $100 (which should be considered a gift subject to the Gifts, Preferential Treatment or Special Arrangements section above). In addition, if an appropriate senior executive of the Corporation approves the receipt of transportation and/or lodging outside of the Service Provider’s headquarter city as having a legitimate business purpose, then such transportation and/or lodging may be accepted.

Directors, officers and employees, while representing the Corporation, shall not seek to provide to any Client any form of “Entertainment” (as defined above) unless a director, officer or employee of the Corporation will be present at the event. This restriction shall not apply to occasional tickets, meals or social gatherings with a value of under $100 (and which should be considered a gift subject to the Gifts, Preferential Treatment or Special Arrangements section above).

If you are a Licensed employee, you are also subject to Eaton Vance Distributors, Inc.’s FINRA Policy. To the extent that any provision of the FINRA Policy is more restrictive than the policy stated herein and you are a Licensed employee, the FINRA Policy governs. Please check with the Chief Compliance Officer of EVD if you have any questions about the Policy.

Transactions with Affiliates. Certain conflicts of interest arise out of the relationship between officers of the Corporation and the EV Funds, and are subject to provisions in the Investment Company Act and the Investment Advisers Act and the regulations thereunder that address conflicts of interest. For example, officers of the Corporation may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as “affiliated persons” of “affiliated persons” of the EV Funds. The Corporation’s and the EV Funds’ compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Corporate Opportunities

Each of our Directors, officers and employees holds a personal duty to the Corporation to advance the Corporation’s legitimate business interests when the opportunity so arises. No Director, officer or employee of the Corporation is permitted to:

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take personally, whether for economic gain or otherwise, any business opportunity discovered though the use of the Corporation’s property or information or such person’s position with the Corporation, where such opportunity might be taken by the Corporation, unless, after full disclosure, it is authorized in writing by the chief executive officer of the Corporation;

•	use any of the Corporation’s corporate property, information, or his or her position with the Corporation for personal gain to the detriment of the Corporation; or

•	compete with the Corporation.

Confidentiality/Insider Information

It is imperative that our Directors, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by the Corporation and the Corporation’s finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by the Corporation’s chief executive officer or Legal Department, or is otherwise required by applicable law. Your obligation to preserve and not disclose the Corporation’s confidential information continues even after your employment by the Corporation ends.

You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

As noted above, no officer, Director or employee of the Corporation may in any manner use his or her position with the Corporation or any information obtained in connection therewith for his or her personal gain. Your obligations to the Corporation in this regard within the context of non-public, or “insider” information regarding the Corporation compel particular emphasis. Directors, officers and employees must not disclose or use or attempt to use “confidential” or “insider” information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Corporation’s business.

“Insider information” is non-public information that could affect the market price of our stock or influence investment decisions. Our officers, directors and employees are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties. Every employee is responsible for being familiar with the Eaton Vance Policies and Procedures in Prevention of Insider Trading, available upon request from the Senior Compliance Administrator.

Protection and Proper Use of Other Corporation Assets

All of our Directors, officers and employees should endeavor at all times to protect our Corporation assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on the Corporation and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our directors, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees. No Director, officer or employee of the Corporation shall take unfair advantage in the context of his or her position with the Corporation of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

The Corporation and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law. Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as applicable rules of FINRAand, in the case of the Corporation, the listed company rules of the New York Stock Exchange.

Antitrust. Antitrust and related laws designed to protect against illegal restraint of competition. The Corporation will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities. The U.S. Foreign Corrupt Practices Act and, in the case of a Subsidiary organized and doing business in a foreign country, the applicable laws of such country. Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct. Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

You are not expected to know every detail of these or other applicable laws or rules, but should review the Anti-Corruption Policy under the U.S. Foreign Corrupt Practices Act and U.K. Anti-Bribery Act and seek advice from the Corporation’s internal auditing staff, independent auditor, or internal legal staff, as appropriate.

Illegal or Unethical Payments

The Corporation does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Corporation in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Corporation for the purpose of influencing that employee’s actions with respect to his employer’s business. Such payments may constitute a crime in most U.S. and foreign jurisdictions. In jurisdictions where they are not so considered, they are regarded by the Corporation as unethical payments. Agents and representatives of the Corporation are required to follow the provisions of this Code in their dealings on behalf of the Corporation.

Public Officials. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others. Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary. Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard. This is subject to the applicable rules of FINRA with respect to employees of EVD.

Form of Payments of Amounts Due Agents, Representatives and Others. All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of “cash” payments is not acceptable.

Accounting and Financial Reporting Standards

The Corporation has implemented and will comply with generally accepted accounting principles for entries on our books and records. Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate. No false, artificial, misleading or deceptive entries should be made for any reason. No employee of the Corporation shall provide false information to, or otherwise mislead, our independent or internal auditors.

Bank or other accounts shall be fully accounted for and accurately described in our records.

In addition to this Code, the Corporation has adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which supplements this Code and is intended to promote (a) honest and ethical conduct and avoidance of improper conflicts of interest; (b) full, fair, accurate, timely, and understandable disclosure in the Corporation’s periodic reports; and (c) compliance by such senior financial executives with all applicable governmental rules and regulations.

Outside Directorships and Employment

No officer or employee of the Corporation may serve as a director, officer, employee, trustee, general partner, or paid consultant of any corporation or other entity, whether or not for pay, without the prior written approval of his or her department head and the Chief Legal Officer. This restriction shall not apply to serving any charitable or non-profit organization or to serving as a director, officer, trustee or general partner of any entity formed solely for the purpose of administering the personal affairs of that officer or employee or his or her Immediate Family.

Media Inquiries

Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Corporation’s affairs. Such questions must be referred to the Corporation’s Director of Public Affairs or the Legal Department, unless specifically covered by a formal procedure adopted by the Corporation.

Political Activities

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense provided that such participation complies with the Corporation’s Rule 206(4)-5 (“ Pay-to-Play”) Procedures (see Appendix 4). The Corporation will not compensate or reimburse employees for such activities.

The Corporation will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and in compliance with the Corporation’s Rule 206(4)-5 (“ Pay-to-Play”) Procedures, and approved by our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and reported to the Board. Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

Any employee who violates or attempts to violate this Code or any other formal policies of the Corporation may be subject to disciplinary action, up to and including termination, in management’s discretion.

Periodic Review and Revision

Management reserves the right to amend and revise this Code in its sole discretion. Management shall report such amendments to the Board at its next following meeting. At least annually Management shall provide a report to the Board regarding material violations of this Code, and the Board shall review this Code at least annually. Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code to promptly report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

Under no circumstances may the Corporation or any director, officer or employee of the Corporation discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

•

provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

•	A federal regulatory or law enforcement agency;

•	Any member of Congress or any committee of Congress; or

•	Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

•	file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation’s Directors, officers and employees in the conduct of the Corporation’s business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

This Code is not the exclusive code of ethics applicable to employees of the Corporation, who are also subject to the Corporation’s Code of Ethics, including the policy on personal securities transactions therein, designed to comply with the requirements of rules under the Investment Company Act and the Investment Advisers Act.

Sanctions for Violations

Any employee of the Corporation who violates any provision of this Code may be subject to sanction, including termination of employment.